Exhibit 99.1

AFFORDABLE RESIDENTIAL COMMUNITIES ANNOUNCES

SECOND QUARTER 2005 RESULTS

- Net Occupancy Increases by 874 Units -

DENVER, CO — (BUSINESS WIRE) — July 26, 2005 — Affordable Residential Communities Inc. (NYSE:ARC) today announced results for the second quarter ended June 30, 2005.

Revenue for the second quarter of 2005 was $75.6 million, compared to $64.6 million in the first quarter of 2005 and $55.1 million in the second quarter of 2004.  Net loss to common shareholders for the second quarter of 2005 was ($18.2) million, or ($0.45) per share, compared to a net loss of ($15.9) million, or ($0.39) per share, in the first quarter of 2005, and a net loss of ($7.1) million, or ($0.17) per share, in the comparable quarter last year.

Funds from operations (FFO(1)) available to common shareholders for the second quarter of 2005 were $0.5 million, or $0.01 per share, compared to FFO of $1.6 million, or $0.04 per share, in the first quarter of 2005 and $9.3 million, or $0.23 per share, in the comparable quarter last year.

FFO in the second quarter of 2005 as compared to the first quarter reflects improved community and retail segment operating results from higher occupancy and better home sales margins.  These improvements were offset by higher interest expense resulting from additional borrowings made to invest in home purchases and drive occupancy, additional costs due to the Company’s new 2005 specific occupancy incentive programs and higher Sarbanes-Oxley compliance costs.

FFO in the second quarter of 2005 as compared to the second quarter of 2004 also reflects improved community and retail segment operating results from higher occupancy and better home sales margins.  These improvements were offset by the higher cost of the significant investments in the Company’s infrastructure necessary to drive occupancy.  As a result, the Company has incurred increases in interest expense and related loan cost amortization from borrowings to fund home purchases. The Company also incurred higher general and administrative expenses and property management expenses to manage future development.

Retail net segment losses were $0.8 million in the second quarter of 2005, an improvement of $2.1 million as compared to the first quarter, primarily as a result of positive gross margins on home sales.  Home sales increased to $18.3 million in the second quarter of 2005 from $8.0 million in the first quarter due to a higher number of homes sold and a greater mix of new homes sold with financing provided by ARC.  The Company’s average home sales price in the second quarter of 2005 was $18,500 versus $10,300 in the first quarter.

Scott Jackson, Chairman and Chief Executive Officer, commented, “We are pleased with the progress we are making in 2005 towards our long-term goal of increasing occupancy and the quality and term of our cash flow.  The second quarter marked the first consecutive quarterly increase in occupancy since the Company went public in early 2004, and, together with our increase in home sales, begins to validate our business strategy.”

Operating Improvements

Net occupancy increased by 874 residents during the second quarter of 2005, or 1.4%, as compared to an increase of 380 residents in the first quarter.  In addition, the Company removed a net 716 lots from its total homesite count in the second quarter of 2005 as part of an ongoing review of operations.  This had the further effect of increasing occupancy by 1.0% at the end of the second quarter of 2005, as compared to the end of the first quarter.  The net reduction of 716 lots is comprised of the following: (a) 502 lots that were determined to be unsuitable for use, (b) 283 lots that have been reclassified as lots held for future development, and (c) 69 lots that were added.  Of the net 716 lots removed from the homesite count, 175 were in the Company’s top ten markets.  As a result of both the resident increase (accounting for a 1.4% increase in occupancy) and the total homesite reduction (accounting for a 1.0% increase in occupancy), total portfolio occupancy at the end of second quarter of 2005 increased 2.4% to 84.5% from 82.1% at the end of the first quarter.

Occupancy growth in the second quarter of 2005 reflects our strategy to continue a shift to longer duration residents.  The Company gained 2,221 new residents through in-community home sales and lease with option to purchase programs in the second quarter of 2005 as compared to 1,587 in the first quarter.  As a result, residents living in the Company’s communities under lease with option to purchase programs amounted to approximately 31% of the total home renters at the end of the second quarter of 2005.

Lease with option to purchase transactions represented 53% of the total leasing activity in the second quarter of 2005 versus 48% in the first quarter.  Total lease with option to purchase transactions were 1,232 in the second quarter of 2005 as compared to 813 in the first quarter, and home sales were 989 units in the second quarter of 2005 compared to 774 units in the first quarter.

The Company’s ten largest markets generated a sequential occupancy increase as a result of resident increases (excluding the effect of the above-mentioned homesite reduction) of 1.7% to 85.4% at the end of June.  The Wichita market produced an occupancy increase of 2.9%, the largest gain within ARC’s top ten markets.  Additionally, the Dallas/Fort Worth market posted occupancy growth of approximately 2.5% to 82.6%, while occupancy in Atlanta increased to 89.2%, a 2.1% improvement.  The Front Range of Colorado and Salt Lake City produced occupancy growth of 1.9% and 1.0% to 89.2% and 92.1%, respectively.

Liquidity

As of June 30, 2005, the Company had $1,089.0 million of debt including $906.7 million of fixed and variable rate mortgages secured by the Company’s manufactured home communities, $58.8 million of variable rate mortgages outstanding on its $85.0 million revolving credit mortgage facility, $43.9 million outstanding under its $50.0 million floorplan facility, $42.1 million outstanding on its $75.0 million lease receivables line of credit, and $9.4 million outstanding on its $125.0 million consumer finance line of credit.  In addition, the Company will likely seek additional funding sources, including sales of assets, to fully accomplish the Company’s plan of increasing occupancy with long-term residents.  There can be no assurance that the Company will be able to do so and, as a result, may have to curtail plans to make home purchases, consumer loans, non-recurring capital expenditures and distributions to stockholders.

The weighted average interest rate on the Company’s debt was 6.6% at June 30, 2005, and 83% of the Company’s debt is not due until 2008 or later assuming its senior variable rate debt due 2006 is extended in accordance with the terms of the current debt agreement.  Fixed rate debt was approximately 80% of total debt, including the impact of the Company’s interest rate swaps.

Dividends

For the second quarter of 2005, the board of directors declared a $0.1875 common dividend per share.  The dividend was paid on July 15, 2005 to shareholders of record on June 30, 2005.

The board of directors also declared a dividend of $0.5156 on each share of its Series A Cumulative Redeemable Preferred Stock and a dividend of $0.39 per unit on its Series B and Series C Preferred Operating Partnership Units.  These dividends will be paid on July 29, 2005 to shareholders of record on July 15, 2005.  The Series B units were tendered and redeemed in July 2005 and dividends will be paid through July 18, 2005.

Second Quarter 2005 Conference Call

The Company will host a conference call, today, Tuesday, July 26, 2005, at 5:00 P.M. Eastern time. The call will be webcast live over the Internet from the Company’s website at www.aboutarc.com under the section titled “Webcast”. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.  The call also can be accessed live over the phone by dialing (800) 289-0572 or for international callers by dialing (913) 981-5543.

A replay will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers; the password is 8501542. The replay will be available from July 26, 2005 through August 2, 2005, and will also be archived on ARC’s website.

Non-GAAP Terminology

(1) As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), FFO represents net income (loss) (computed in accordance with generally accepted accounting principles, or GAAP, excluding gains (or losses) from sales of property, plus income generating real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts.  Actual results may differ materially from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general risks affecting the real estate industry; the Company’s ability to maintain or increase rental rates and occupancy with respect to properties currently owned; the Company’s assumptions on rental home and home sales and financing activity; completion of pending acquisitions and sales, if any, and timing with respect thereto; the Company’s growth and expansion into new markets or successful integration of acquisitions; and the effect of interest rates.  Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2004 Annual Report on Form 10-K (included under the heading “Forward-Looking Statements”), and in the Company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov).  The forward-looking statements contained in this news release speak only as of the date of the release, and the Company assumes no obligation to update the forward-looking statements or update the reasons why actual results could differ from those contained in the forward-looking statements.

About Affordable Residential Communities Inc.

Affordable Residential Communities Inc. (“ARC”) currently owns and operates approximately 63,000 homesites located in 315 communities (excluding discontinued operations) in 27 states. ARC is a fully integrated, self-administered, self-managed equity real estate investment trust (REIT) focused on the acquisition, renovation, repositioning and operation of primarily all-age manufactured home communities with headquarters in Denver, CO.

CONTACT

Affordable Residential Communities Inc.
Lawrence Kreider, Chief Financial Officer

(866) 847-8931

investor.relations@aboutarc.com

or

Integrated Corporate Relations, Inc.
Brad Cohen, (203) 682-8211

Affordable Residential Communities Inc.

Unaudited Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	Three Months Ended			Six Months Ended
	March 31,	June 30,		June 30,
	2005	2005	2004	2005	2004
Revenue
Rental income	$50,858	$51,366	$47,884	$102,224	$86,210
Sales of manufactured homes	7,990	18,288	2,082	26,278	2,789
Utility and other income	5,646	5,835	5,114	11,481	9,097
Net consumer finance interest income (expense)	50	155	32	205	(40)
Total revenue	64,544	75,644	55,112	140,188	98,056
Expenses
Property operations	20,321	20,042	17,626	40,363	30,234
Real estate taxes	4,291	4,407	4,080	8,698	7,390
Cost of manufactured homes sold	8,215	16,190	1,809	24,405	2,365
Retail home sales, finance and insurance	3,205	4,112	1,498	7,317	2,079
Property management	2,265	2,494	1,600	4,759	3,054
General and administrative	5,359	6,259	4,304	11,618	19,099
Initial public offering related costs	—	—	—	—	4,417
Early termination of debt	—	—	—	—	13,427
Depreciation and amortization	20,031	22,224	17,242	42,255	32,152
Interest expense	15,273	16,544	12,729	31,817	27,209
Total expenses	78,960	92,272	60,888	171,232	141,426
Interest income	(383)	(277)	(450)	(660)	(792)
Loss before allocation to minority interest	(14,033)	(16,351)	(5,326)	(30,384)	(42,578)
Minority interest	552	618	452	1,170	3,536
Loss from continuing operations	(13,481)	(15,733)	(4,874)	(29,214)	(39,042)
Income from discontinued operations	928	72	343	1,000	795
Gain (loss) on sale of discontinued operations	(730)	52	—	(678)	—
Minority interest in discontinued operations	(11)	(6)	(17)	(17)	(38)
Net loss	(13,294)	(15,615)	(4,548)	(28,909)	(38,285)
Preferred stock dividend	(2,578)	(2,578)	(2,578)	(5,156)	(3,810)
Net loss attributable to common stockholders	$(15,872)	$(18,193)	$(7,126)	$(34,065)	$(42,095)

Loss per share from continuing operations
Basic loss per share	$(0.39)	$(0.45)	$(0.18)	$(0.84)	$(1.22)
Diluted loss per share	$(0.39)	$(0.45)	$(0.18)	$(0.84)	$(1.22)

Income per share from discontinued operations
Basic income per share	$—	$—	$0.01	$0.01	$0.02
Diluted income per share	$—	$—	$0.01	$0.01	$0.02

Loss per share attributable to common stockholders
Basic loss per share	$(0.39)	$(0.45)	$(0.17)	$(0.83)	$(1.20)
Diluted loss per share	$(0.39)	$(0.45)	$(0.17)	$(0.83)	$(1.20)

Weighted average share information
Common shares outstanding	40,876	40,877	40,857	40,869	35,045

Affordable Residential Communities Inc.

Unaudited Calculation of Funds from Operations (“FFO”)

(Amounts in thousands, except per share data)

	Three Months Ended			Six Months Ended
	March 31,	June 30,		June 30,
	2005	2005	2004	2005	2004
Reconciliation of FFO:
Loss from continuing operations	$(13,481)	$(15,733)	$(4,874)	$(29,214)	$(39,042)
Plus:
Depreciation and amortization	20,031	22,224	17,242	42,255	32,152
Income from discontinued operations	928	72	343	1,000	795
Depreciation and amortization from discontinued operations	23	(18)	1,085	5	1,825
Less:
Amortization of loan origination fees	(1,861)	(1,911)	(855)	(3,772)	(1,722)
Depreciation expense on furniture, equipment and vehicles	(422)	(529)	(81)	(951)	(449)
Minority interest portion of FFO reconciling items	(1,036)	(1,038)	(978)	(2,074)	(2,151)
FFO (a)	4,182	3,067	11,882	7,249	(8,592)
Less: preferred stock dividends	(2,578)	(2,578)	(2,578)	(5,156)	(3,810)
FFO available to common stockholders	$1,604	$489	$9,304	$2,093	$(12,402)

FFO per share available to common stockholders	$0.04	$0.01	$0.23	$0.05	$(0.35)
Weighted average share information:
Common shares outstanding	40,876	40,877	40,857	40,869	35,045

(a)          Our FFO for the six months ended June 30, 2004 includes $27.9 million of costs related to the IPO, the financing transaction and the Hometown acquisition.

Affordable Residential Communities Inc.

Unaudited Real Estate Net Segment Income

(Amounts in thousands, except homesite data)

	Same Communities (4)		Real Estate Segment (4)
	2005	2004	2005	2004
Three Months Ended June 30:
Average total homesites	37,485	37,554	63,493	60,539
Average total rental homes	6,388	6,344	8,422	7,609
Average occupied homesites - homeowners	26,026	27,446	45,722	45,159
Average occupied homesites - rental homes	5,352	4,335	6,841	5,227
Average total occupied homesites	31,378	31,781	52,563	50,386
Average occupancy - rental homes	83.8%	68.3%	81.2%	68.7%
Average occupancy - total (5)	83.7%	84.6%	82.8%	83.2%

Real estate revenue
Homeowner rental income	$22,505	$22,990	$39,338	$37,575
Home renter rental income	9,245	9,054	11,701	9,987
Other	158	128	327	322
Rental income	31,908	32,172	51,366	47,884
Utility and other income	3,560	3,445	5,421	5,114
Total real estate revenue	35,468	35,617	56,787	52,998
Real estate expenses
Property operations expenses	12,169	11,574	20,042	17,626
Real estate taxes	3,033	2,873	4,407	4,080
Total real estate expenses	15,202	14,447	24,449	21,706

Real estate net segment income	$20,266	$21,170	$32,338	$31,292
Average monthly real estate revenue per total occupied homesite (1)	$377	$374	$360	$351
Average monthly homeowner rental income per homeowner occupied homesite (2)	$288	$279	$287	$277
Average monthly real estate revenue per total homesite (3)	$315	$316	$298	$292

(1)          Average monthly real estate revenue per occupied homesite defined as total real estate revenue divided by average total occupied homesites divided by the number of months in the period.

(2)          Average monthly homeowner rental income per homeowner occupied homesite defined as homeowner rental income divided by average homeowner occupied homesites divided by the number of months in the period.

(3)          Average monthly real estate revenue per total homesite defined as total real estate revenue divided by average total homesites divided by the number of months in the period.

(4)          Real estate segment and homesite data excludes discontinued operations.

(5)          As a result of the reduction of 716 lots (247 same communities) at June 30, 2005, average occupancy increased by 0.3% (0.1% same communities).

Affordable Residential Communities Inc.

Unaudited Real Estate Net Segment Income

(Amounts in thousands, except homesite data)

	Same Communities (4)		Real Estate Segment (4)
	2005	2004	2005	2004
Six Months Ended June 30:
Average total homesites	37,512	37,554	63,563	53,838
Average total rental homes	6,422	6,059	8,369	6,918
Average occupied homesites - homeowners	26,065	27,697	45,838	40,296
Average occupied homesites - rental homes	5,189	4,241	6,501	4,824
Average total occupied homesites	31,254	31,938	52,339	45,120
Average occupancy - rental homes	80.8%	70.0%	77.7%	69.7%
Average occupancy - total (5)	83.3%	85.0%	82.3%	83.8%

Real estate revenue
Homeowner rental income	$45,043	$46,404	$78,666	$66,999
Home renter rental income	18,501	17,591	22,932	18,727
Other	272	237	626	484
Rental income	63,816	64,232	102,224	86,210
Utility and other income	7,201	6,697	10,914	8,950
Total real estate revenue	71,017	70,929	113,138	95,160
Real estate expenses
Property operations expenses	24,286	22,223	40,363	30,234
Real estate taxes	6,029	5,749	8,698	7,390
Total real estate expenses	30,315	27,972	49,061	37,624

Real estate net segment income	$40,702	$42,957	$64,077	$57,536
Average monthly real estate revenue per total occupied homesite (1)	$379	$370	$360	$352
Average monthly homeowner rental income per homeowner occupied homesite (2)	$288	$279	$286	$277
Average monthly real estate revenue per total homesite (3)	$316	$315	$297	$295

As of June 30:
Total communities	199	199	315	313
Total homesites	37,301	37,554	62,942	63,400
Occupied homesites	31,760	31,511	53,167	52,613
Total rental homes owned	6,486	6,616	8,718	8,023
Occupied rental homes	5,745	4,445	7,499	5,713

(1)          Average monthly real estate revenue per occupied homesite defined as total real estate revenue divided by average total occupied homesites divided by the number of months in the period.

(2)          Average monthly homeowner rental income per homeowner occupied homesite defined as homeowner rental income divided by average homeowner occupied homesites divided by the number of months in the period.

(3)          Average monthly real estate revenue per total homesite defined as total real estate revenue divided by average total homesites divided by the number of months in the period.

(4)          Real estate segment and homesite data excludes discontinued operations.

(5)          As a result of the reduction of 716 lots (247 same communities) at June 30, 2005, average occupancy  increased by 0.1%.

Affordable Residential Communities Inc.

Unaudited Reconciliation of Real Estate Net Segment Income to Net Loss
Attributable to Common Stockholders

(Amounts in thousands)

	Three Months Ended June 30,
	Same Communities (a)			As Reported
	2005	2004		2005	2004
Net segment income:
Real estate	$20,266	$21,170		$32,338	$31,292
Retail home sales	—	—		(754)	(1,019)
Finance and insurance	(561)	(130)		(561)	(130)
Corporate and other	(130)	(44)		(130)	(44)
	19,575	20,996		30,893	30,099
Other expenses:
Property management	1,576 (b)	1,011	(b)	2,494	1,600
General and administrative	6,245 (c)	4,275	(c)	6,259	4,304
Initial public offering related costs	—	—		—	—
Early termination of debt	—	—		—	—
Depreciation and amortization	14,166	11,902		22,224	17,242
Interest expense	10,413	9,736		16,544	12,729
Total other expenses	32,400	26,924		47,521	35,875
Interest income	(277)	(403	)(e)	(277)	(450)
Loss before allocation to minority interest	(12,548)	(5,525)		(16,351)	(5,326)
Minority interest	474	469		618	452
Loss from continuing operations	(12,074)	(5,056)		(15,733)	(4,874)
Income from discontinued operations	—	—		72	343
Loss on sale of discontinued operations	—	—		52	—
Minority interest in discontinued operations	—	—		(6)	(17)
Net loss	(12,074)	(5,056)		(15,615)	(4,548)
Preferred stock dividend	—	—		(2,578)	(2,578)
Net loss attributable to common stockholders	$(12,074)	$(5,056)		$(18,193)	$(7,126)

Affordable Residential Communities Inc.

Unaudited Reconciliation of Real Estate Net Segment Income to Net Loss
Attributable to Common Stockholders

(Amounts in thousands)

	Six Months Ended June 30,
	Same Communities (a)		As Reported
	2005	2004	2005	2004
Net segment income:
Real estate	$40,702	$42,957	$64,077	$57,536
Retail home sales	—	—	(3,620)	(1,192)
Finance and insurance	(802)	(237)	(802)	(237)
Corporate and other	(250)	(119)	(250)	(119)
	39,650	42,601	59,405	55,988
Other expenses:
Property management	3,006 (b)	2,075 (b)	4,759	3,054
General and administrative	11,590 (c)	8,950 (d)	11,618	19,099
Initial public offering related costs	—	—	—	4,417
Early termination of debt	—	—	—	13,427
Depreciation and amortization	25,326	24,829	42,255	32,152
Interest expense	20,263	22,179	31,817	27,209
Total other expenses	60,185	58,033	90,449	99,358
Interest income	(660)	(698 (e )	(660)	(792)
Loss before allocation to minority interest	(19,875)	(14,734)	(30,384)	(42,578)
Minority interest	761	1,231	1,170	3,536
Loss from continuing operations	(19,114)	(13,503)	(29,214)	(39,042)
Income from discontinued operations	—	—	1,000	795
Loss on sale of discontinued operations	—	—	(678)	—
Minority interest in discontinued operations	—	—	(17)	(38)
Net loss	(19,114)	(13,503)	(28,909)	(38,285)
Preferred stock dividend	—	—	(5,156)	(3,810)
Net loss attributable to common stockholders	$(19,114)	$(13,503)	$(34,065)	$(42,095)

(a)          Same communities information excludes results of communities acquired in the Hometown, D.A.M. and other acquisitions after January 1, 2004 and the communities sold or held for sale before June 30, 2005.

(b)         Prorated based on 199 communities as compared to 315 in 2005 and 313 in 2004.

(c)          Excludes amortization of restricted stock issued in connection with the IPO.

(d)         Excludes restricted stock expenses of $10.1 million recognized in connection with the IPO.

(e)          Excludes interest earned on additional cash received in connection with the IPO, the financing transaction and the Hometown acquisition.